Exhibit 3.51

Delaware PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “ADVANCED DISPOSAL SERVICES COBB COUNTY RECYCLING FACILITY, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TENTH DAY OF FEBRUARY, A.D. 2009, AT 1:26 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “ADVANCED DISPOSAL SERVICES COBB COUNTY RECYCLING FACILITY, LLC”.

4654122 8100H	Jeffrey W. Bullock, Secretary of State
121187307	AUTHENTICATION: 9956945
You may verify this certificate online	Date: 11-01-12
at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

ADVANCED DISPOSAL SERVICES COBB COUNTY RECYCLING FACILITY, LLC

ARTICLE I—NAME

The name of this Limited Liability Company is Advanced Disposal Services Cobb County Recycling Facility, LLC (the “Company”).

ARTICLE II—INITIAL REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the Company is 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE III—OPERATING AGREEMENT

The rights and duties of the members of the Company are set forth in the Operating Agreement of the Company.

IN WITNESS WHEREOF, the undersigned authorized person of the Company has executed this Certificate of Formation this 10th day of February 2009.

ADVANCED DISPOSAL SERVICES COBB

COUNTY RECYCLING FACILITY, LLC

Christian B. Mills,

Authorized Person of Company

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:51 PM 02/10/2009

FILED 01:26 PM 02/10/2009

SRV 09/0122273 – 4654122 File